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FIVE YEAR SUMMARY OF OPERATIONS

Year Ended March 31,     1995           1994           1993

FOR THE YEAR
Net Sale     s           $34,336,000    $31,355,000    $29,431,000
Income Before Taxes and
 Cumulative Effect of a
 Changes in Accounting
 Principle                 2,592,000      1,571,000      2,356,000
Provision for Taxes        1,078,000        427,000        919,000
Cumulative Effect of a
 Change in Accounting
 Principle                                  131,000
Net Income                 1,514,000      1,275,000      1,437,000

AT YEAR END
Current Assets           $17,953,000    $15,836,000    $15,764,000
Current Liabilities        2,990,000      2,389,000      3,559,000
Working CapitaL           14,963,000     13,447,000     12,205,000
Total AssetS              24,745,000     22,780,000     22,543,000
Long-term Debt and
 Obligations under
 Capital Lease               746,000      1,145,000      1,149,000
Deferred Compensation      1,528,000      1,424,000      1,229,000
Shareholders' Equity      19,194,000     17,492,000     16,059,000
Number of EmployeeS              320            354            389
Number of Shareholders         3,000          3,000          2,800

PER SHARE AMOUNTS
Net Income                      $.52           $.44           $.51
Shareholders' Equity           $6.89          $6.50          $5.98

RATIOS/PERCENTAGES
Gross Profit/Sales            39.3%          37.7%          38.7%
Pre-Tax Profit/Sales          7.5%           5.0%           8.0%
Net Income/Sales               4.4%           4.1%           4.9%
Current Ratio               6.0 to 1       6.6 to 1       4.4 to 1

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Year Ended March 31,     1992           1991*

FOR THE YEAR
Net Sales                $27,254,000    $28,135,000
Income Before Taxes and
 Cumulative Effect of a
 Changes in Accounting
 Principle                 2,351,000      2,958,000
Provision for Taxes          857,000      1,050,000
Cumulative Effect of a
 Change in Accounting
 Principle
Net Income                 1,494,000      1,908,000

AT YEAR END
Current Assets           $13,852,000    $13,755,000
Current Liabilities        3,117,000      2,778,000
Working CapitaL           10,734,000     10,977,000
Total AssetS              20,942,000     20,630,000
Long-term Debt and
 Obligations under
 Capital Lease             1,622,000      3,120,000
Deferred Compensation      1,157,000      1,156,000
Shareholders' Equity      14,481,000     12,952,000
Number of EmployeeS              301            340
Number of Shareholders         2,300          2,200

PER SHARE AMOUNTS
Net Income                      $.53           $.67
Shareholders' Equity           $5.57          $5.06

RATIOS/PERCENTAGES
Gross Profit/Sales            38.8%          40.2%
Pre-Tax Profit/Sales          8.6%          10.5%
Net Income/Sales               5.5%           6.8%
Current Ratio               4.4 to 1       5.0 to 1

* Restated to give effect to the September 13, 1991 8% stock dividend.
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